                                                                     EXHIBIT 12

                            DORSEY & WHITNEY P.L.L.P.
                             Pillsbury Center South
                             220 South Sixth Street
                        Minneapolis, Minnesota 55402-1498



                                December 12, 1995


Fortis Growth Fund, Inc.
500 Bielenberg Drive
Woodbury, Minnesota 55125

Special Portfolios, Inc.
500 Bielenberg Drive
Woodbury, Minnesota 55125

Ladies and Gentlemen:

           We have acted as counsel to Fortis Growth Fund, Inc. ("Acquiring Fund") and Special Portfolios, Inc. ("Special Portfolios") in connection with the proposed acquisition of all or substantially all of the assets and all of the liabilities of Stock Fund ("Acquired Fund"), a series of Special Portfolios, by Acquiring Fund, pursuant to an Agreement and Plan of Reorganization to be executed by and between Special Portfolios on behalf of Acquired Fund and Acquiring Fund (the "Agreement").

           You have asked for our opinion concerning certain federal income tax consequences of the transfer of substantially all of the assets of the Acquired Fund to the Acquiring Fund and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund in exchange solely for Acquiring Fund Shares and the distribution of such shares to the shareholders of the Acquired Fund upon complete liquidation of Acquired Fund and cancellation of the Acquired Fund Shares, all pursuant to the Agreement (the "Reorganization"). In this regard we have examined (1) the form of the Agreement included in the Registration Statement on Form N-14 to be filed with the Securities and Exchange Commission on or about December 12, 1995, (the "Registration Statement"), (2) the Registration Statement (including, but not limited to, the Prospectus and Proxy Statement included therein) and such other documents and records as we consider necessary in order to render this opinion. Unless otherwise provided herein, capitalized terms used in this opinion shall have the same meaning as set forth in the Prospectus and Proxy Statement or the Agreement, as the case may be.

December 12, 1995
Page 2


           Pursuant to the Agreement, all or substantially all of the assets and all of the liabilities of the Acquired Fund immediately prior to the Effective Time shall be exchanged for that number of Acquiring Fund Class Z Shares having an aggregate value immediately prior to the Effective Time equal to the net value of assets of the Acquired Fund immediately prior to the Effective Time. All of the Acquiring Fund Class Z Shares then held by the Acquired Fund, representing all of the assets of Acquired Fund, will be distributed to Acquired Fund shareholders pursuant to the Agreement (which includes the cancellation and retirement of all the shares of the Acquired Fund ).

           The Boards of Directors of both the Acquired Fund and the Acquiring Fund, including all of the "non-interested" directors, have determined that the Reorganization is advantageous to both funds and is in the best interests of each fund's respective shareholders. In approving the Reorganization, the Boards considered, among other things, the following factors: (i) the advantages which may be realized by the Acquired Fund and the Acquiring Fund, consisting of a potentially reduced expense ratio, economies of scale resulting from fund growth, and facilitation of portfolio management. The Boards noted in this regard that the Acquiring Fund, with its much larger asset base and resulting economies of scale, has a significantly lower expense ratio than does the smaller Acquired Fund, and it is expected that holders of the Acquired Fund will benefit from this lower expense ratio;
(ii) the terms and conditions of the Plan, including that (a) the exchange of Acquired Fund shares for Acquiring Fund shares will take place on a net asset value basis; and (b) no sales charge will be incurred by Acquired Fund shareholders in connection with their acquisition of Acquiring Fund shares in the Reorganization; (iii) the provision of the Plan that expenses of the Reorganization will be allocated between the Acquired Fund and the Acquiring Fund in proportion to their relative net assets at the Effective Time; and
(iv) the fact that Acquired Fund shareholders would continue to have no Rule 12b-1 fees or sales charges and that advisory fees for Acquired Fund shareholders should be reduced as a result of "breakpoints" in the advisory fee schedule and the larger asset base of the Acquiring Fund.

           Our opinion is based upon existing law and currently applicable Treasury Regulations, currently published administrative positions of the Internal Revenue Service contained in Revenue Rulings and Revenue Procedures and judicial decisions, all of which are subject to change prospectively and retroactively. It is not a guarantee of the current status of the law and should not be accepted as a guarantee that a court of law or an administrative agency will concur in the opinion.

December 12, 1995
Page 3


           Based on the Agreement, the other documents referred to herein, the facts and assumptions stated above, as well as representations made by Acquiring Fund in a Certificate dated December 12, 1995, representations made by Special Portfolios in a Certificate dated December 12, 1995, representations made by Fortis, Inc. in a Certificate dated December 12, 1995, the provisions of the Code and judicial and administrative interpretations as in existence on the date hereof, and on the assumption that the Agreement will be executed and the Reorganization will be carried out pursuant to the Agreement, it is our opinion that the Reorganization will constitute a reorganization within the meaning of Section 368(a)(1)(C) of the Code, and that the Acquiring Fund and the Acquired Fund will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

           On the basis of the foregoing opinion that the Reorganization will constitute a reorganization within the meaning of Section 368 of the Code, it is further our opinion that:

                         (i) the Acquired Fund Shareholders will recognize no
income, gain or loss upon receipt, pursuant to the Reorganization, of Acquiring Fund Shares. Acquired Fund Shareholders subject to taxation will recognize income upon receipt of any net investment income or net capital gains of the Acquired Fund which are distributed by the Acquired Fund prior to the Effective Time;

                         (ii) the tax basis of the Acquiring Fund Shares
received by each Acquired Fund Shareholder pursuant to the Reorganization will be equal to the tax basis of Acquired Fund Shares exchanged therefor;

                         (iii) the holding period of the Acquiring Fund
Shares received by each Acquired Fund Shareholder pursuant to the Reorganization will include the period during which the Acquired Fund Shareholder held the Acquired Fund Shares exchanged therefor, provided that the Acquired Fund Shares were held as a capital asset at the Effective Time;

                         (iv) the Acquired Fund will recognize no income,
gain or loss by reason of the Reorganization;

December 12, 1995
Page 4


                         (v)  the Acquiring Fund will recognize no income,
gain or loss by reason of the Reorganization;

                         (vi) the tax basis of the assets received by the
Acquiring Fund pursuant to the Reorganization will be the same as the basis of those assets in the hands of the Acquired Fund as of the Effective Time;

                         (vii) the holding period of the assets received by
the Acquiring Fund pursuant to the Reorganization will include the period during which such assets were held by the Acquired Fund; and

                         (viii) the Acquiring Fund will succeed to and take
into account the earnings and profits, or deficit in earning and profits, of the Acquired Fund as of the Effective Time.

           We consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the reference to this firm under the caption "Information About the Reorganization -- Federal Income Tax Consequences" in the Prospectus/Proxy Statement included in Part A of the Registration Statement.

                                       Very truly yours,


                                       /s/ Dorsey & Whitnery P.L.L.P.